RELEASE DATE: 4/12/00

      BAXTER AGREES TO EXTEND NORTH  AMERICAN  VACCINE LOAN MATURITY TO APRIL 13

      Columbia, Maryland - April 12, 2000, North American Vaccine (AMEX: NVX) announced today that it is continuing to discuss with Baxter International Inc. matters in connection with the Share Exchange Agreement. The parties have agreed to a fourth extension of the maturity of the Company's credit facility with the Bank of America so that the credit facility will come due and payable on April 13, 2000 rather than April 12, 2000 in order to facilitate further discussions. Baxter has proposed that the parties modify the existing Share Exchange Agreement based on concerns which include the Company's failure to complete manufacturing of a two month supply of NeisVac-C(TM) and obtain United Kingdom regulatory approval for NeisVac-C(TM) prior to the specified April 1 deadline. The Company's Board of Directors is considering its options during these discussions. There can be no assurances as to whether the Company and Baxter will reach an agreement with respect to a mutually acceptable modification to the Share Exchange Agreement or mutually acceptable termination arrangements or as to the timing of any such agreement.

      North American Vaccine, Inc. is engaged in the research, development, production and sales of vaccines for the prevention of human infectious diseases. North American Vaccine news releases are available on the Company's web site at http://www.nava.com.

      This press release contains certain forward looking statements, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including discussions on modifying the Share Exchange Agreement, prospects for completing discussions with Baxter, and prospects for financing. Investors are cautioned that forward looking statements involve risks and uncertainties that may affect the Company's business and prospects, including developing mutually acceptable modifications to the Share Exchange Agreement with Baxter, successfully completing any contemplated transaction, developing alternative financing, and all as discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

      CONTACT:  Tom  Newberry,  Director,  Investor  Relations,  North  American
      Vaccine,   Inc.,   10150   Old   Columbia   Road,   Columbia,   MD  21046,
      (410)-309-7121.